Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE

This AGREEMENT FOR PURCHASE AND SALE ("Agreement") is made and entered into this 13th day of August, 2020 (“Effective Date”), by and between MASTERCRAFT BOAT COMPANY, LLC, a Delaware limited liability company whose principal place of business is located at 100 Cherokee Cove Drive, Vonore, Tennessee 37885, and/or its assignee ("Buyer"), and VECTORWORKS MERRITT ISLAND, LLC, a Florida limited liability company whose principal place of business is located at 801 Marina Road, Titusville, Florida 32796 ("Seller").

RECITALS:

  Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms and conditions set forth herein, that certain real property consisting of approximately thirty eight (38) acres of land known as 1200-1230 Nautical Way, Merritt Island, FL 32952 and as more particularly described on Exhibit “A” attached hereto and made a part hereof for all purposes (“Land”), together will all of Seller’s rights, title and interest in and to (i) all rights, benefits, permits, entitlements, development rights, privileges, easements, tenements, hereditaments, and appurtenances belonging or appertaining thereto, (ii) all improvements located on the Land, and (iii) all assignable licenses, authorizations, approvals, development rights and permits issued by any governmental or quasi-governmental authorities specifically relating to the operation, ownership, use occupancy or maintenance of the Land, including, without limitation, all rights and interest of Seller to any and all water and sewer taps, wastewater, sanitary and storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental authority specifically attributable to the Land (collectively, the “Property”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1.Purchase and Sale.  Subject to all of the terms and conditions of this Agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller the Property

2.Purchase Price.  The purchase price to be paid by Buyer to Seller for the Property shall be FOURTEEN MILLION AND NO/100 DOLLARS ($14,000,000.00) ("Purchase Price").

3.Deposit.

(a)Within three (3) business days following the Effective Date of this Agreement, Buyer shall deliver to Cantwell & Goldman, P.A., Trust Account, Attn: Mitch Goldman ("Title Company”), by wire transfer, the amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) ("Initial Deposit").

(b) On or before three (3) business days after the expiration of the Due Diligence Period set forth in Section 4 below, Buyer shall deliver to Title Company, by wire transfer, the additional amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) ("Additional  Deposit").

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(c)  The Initial Deposit and Additional Deposit shall collectively be referred to as the “Deposits”.

4.Due Diligence Period.  Buyer shall have until 5:00 p.m. (EST) on the date which is sixty (60) days after the Effective Date (“Due Diligence Period”) in which to conduct its due diligence and all inquiries and investigations with respect to the Property as may be determined by Buyer in its sole discretion and at its sole cost and expense.  If Buyer fails to provide written notice of its intent to terminate this Agreement prior to expiration of the Due Diligence Period, then notwithstanding anything to the contrary, the parties agree that this Agreement may thereafter only be cancelled by Buyer upon a default by Seller hereunder and Buyer shall be obligated to proceed to Closing (as defined herein), any and all contingencies to Closing shall be deemed to be waived by Buyer hereunder and the Deposits shall be non-refundable except in case of Seller’s default hereunder. During the Due Diligence Period, Buyer and its officers, employees, agents, advisors, accountants, attorneys and engineers shall have the right to enter upon the Property at reasonable times after written notice to Seller for purposes of inspection and examination of the Property (including environmental testing) and otherwise perform whatever tasks reasonably necessary or deemed appropriate by Buyer in its sole discretion. Buyer covenants and agrees that it will not materially disrupt or interfere with any tenants (including their use and/or enjoyment of the Property) or Seller’s operations of the Property during such inspections and investigations thereof.

At any time prior to the expiration of the Due Diligence Period, Buyer shall have the right to terminate this Agreement by written notice to Seller, whereupon the Initial Deposit shall be returned to Buyer and the parties hereto shall be relieved of all liabilities and obligations under this Agreement except to the extent expressly provided in this Agreement to the contrary.  Within five (5) business days of any termination of this Agreement, Buyer shall return to Seller all reports and other information that Seller provided Buyer for purposes of conducting its due diligence.  Failure of Buyer to deliver notice of termination to Seller prior to expiration of the Due Diligence Period shall constitute Buyer's acceptance of the Property and a waiver of Buyer's right to terminate pursuant to this Section 4.

Within ten (10) business days after the Effective Date, Seller shall provide Buyer, for information purposes only, those documents and agreements listed on Exhibit “B” in Seller’s actual possession and/or control, including but not limited to any leases, with any and all amendments, assignments or extensions, surveys, reports, studies, construction documents, permit and approvals and environmental studies or reports (collectively, the “Property Information”).  Buyer agrees to keep all Property Information confidential except as may be required to be disclosed pursuant to applicable law and as may be provided to Buyer’s third-party professionals for purposes of evaluating the Property Information.  Seller will also provide within the first thirty (30) days of this period a list of the Personal Property which will not be conveyed at Closing, as it is owned by the current tenant, Mattihas Enterprises Ltd. (“Mattihas”).

Buyer shall defend and indemnify Seller and its respective employees, agents, partners, members, managers, affiliates, subsidiaries, contractors, attorneys, officers, directors, tenants and invitees (collectively, the  "Seller's Affiliates"), and hold same harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including,

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without limitation, reasonable attorney’s fees and disbursements) (collectively “Claims”) suffered or incurred by same and arising out of or in connection with: (i) the entry upon the Property by Buyer and/or Buyer's representatives, including but not limited to any bodily injury or death of any person or property damage arising out of or in conjunction with same, except for any Claims caused by the gross negligence or intentional misconduct of Seller; (ii) any activities conducted thereon by Buyer and/or Buyer's representatives, except for any Claims caused by the gross negligence or intentional misconduct of Seller; (iii) any liens or encumbrances filed or recorded against the Property or any portion thereof, or any other property of Seller or of Seller's Affiliates, as a consequence of activities undertaken by Buyer and/or Buyer's representatives.  The provisions of this section shall survive termination and Closing (as defined herein).

The parties acknowledge and agree that Buyer has a major credit facility with Fifth Third Bank, as lender and as agent for other lenders (the “Lender”), and that Buyer may not be able to obtain all of the necessary approvals of the Lender (which may require additional due diligence work) for the consummation of the transactions set forth herein (collectively the “Lender Approvals”) within the initial sixty (60) day Due Diligence Period.  As a result, the parties further agree that notwithstanding the foregoing provisions of this Section 4, in the event that Buyer, despite its exercise of due diligence and commercially reasonable efforts, is not able to obtain all of the Lender Approvals within the initial sixty (60) day Due Diligence Period, Buyer shall have the right to extend the Due Diligence Period for a period of thirty (30) days (the “Due Diligence Extension”) upon written notice to Seller prior to expiration of the initial sixty (60) day Due Diligence Period solely for the purpose of obtaining the Lender Approvals.  In the event Buyer exercises the Due Diligence Extension, within three (3) business days following its exercise of the extension, Buyer shall deliver to Title Company, by wire transfer, an additional earnest money deposit of TWENTY THOUSAND AND NO/100 DOLLARS ($20,000.00) ("Extension Deposit"), which shall be applied to the Purchase Price at closing and shall be non-refundable to Buyer in the event closing does not occur for any reason other than a default by Seller.  In the event that Buyer is not able to obtain all of the necessary Lender Approvals during the Due Diligence Extension, Buyer shall be entitled to terminate this Agreement upon written notice to Seller prior to expiration of the Due Diligence Extension, in which event the Initial Deposit and the Additional Deposit shall be returned to Buyer, the Extension Deposit shall be paid to Seller, and the parties hereto shall be relieved of all liabilities and obligations under this Agreement except to the extent expressly provided in this Agreement to the contrary.

5.Title and Title Insurance.  Within ten (10) business days after the Effective Date, Seller shall obtain and provide Buyer with a copy of an owner's title insurance commitment ("Commitment") issued by Title Company.  Title Company shall issue to Buyer, upon the recording of the deed to the Property, an owner's title insurance policy in the amount of the Purchase Price insuring, upon Closing, the marketability of the fee title of Buyer to the Property.  The cost of the Commitment and owner’s title insurance policy shall be paid by Seller.

Buyer shall have ten (10) business days after receipt to review the Commitment.  In the event the Commitment shall show as an exception any matter which renders title to the Property unmarketable in Buyer’s sole and absolute discretion, or which would materially interfere with or impair Buyer’s intended use of the Property in Buyer’s sole and absolute discretion, Buyer shall, prior to the expiration of said ten (10) day period, notify Seller in writing of Buyer's objection thereto.  Should Buyer fail to give written notice of objection strictly in accordance with this provision, Buyer shall be deemed to have accepted title to the Property as evidenced by the

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Commitment. Within ten (10) business days after receipt of any timely-made written title objection from Buyer, Seller shall notify Buyer whether Seller elects to cure such title defect.  If Seller elects not to cure such title defect, then Buyer shall, by written notice given to Seller within five (5) business days after receipt of the notice from Seller, either (a) agree to accept title to the Property as it then exists, or (b) terminate this Agreement by giving written notice to Seller, with a copy to Title Company, in which event, provided Buyer is not in default under this Agreement, Title Company shall refund the Initial Deposit to Buyer, and the parties shall be relieved of all further obligations hereunder except for: (i) obligations under any provision of this Agreement which, by its terms, is to survive the termination of this Agreement; and (ii) Buyer's indemnity obligations under this Agreement.  Should Buyer fail to give written notice to Seller within said five (5) day period of its election to proceed pursuant to either (a) or (b) of this section, then Buyer shall be deemed to have elected to proceed pursuant to (a) of this section.  If Seller elects to attempt to cure any title defect, then Seller shall use good faith efforts to cure such title defect but shall not be obligated to bring any legal action whatsoever and Seller shall be entitled to thirty (30) business days from the date of notification to Buyer within which to cure such defects.  If the defect(s) shall not have been so cured at the expiration of the thirty (30) day period, Buyer's sole and exclusive remedy shall be either to: (i) agree to accept title to the Property as it then exists without reduction in the Purchase Price; or (ii) terminate this Agreement by giving written notice to Seller, with a copy to Title Company, in which event, provided Buyer is not in default under this Agreement, Title Company shall refund the Deposits to Buyer and the parties shall be relieved of all further obligations hereunder except for Buyer's indemnity obligations under this Agreement and the parties obligations under any provision of this Agreement which, by its terms, is to survive the termination of this Agreement.  Buyer shall be deemed to have elected to accept title to the Property as it then exists and to proceed with its purchase of the Property without a reduction in the Purchase Price unless it shall give written notice of termination within five (5) business days following the expiration of said thirty (30) day period.

6.Survey.  Prior to expiration of the Due Diligence Period, Buyer shall have the right to obtain, at its sole cost and expense, a survey (or any updated survey) with respect to the Property prepared by a land surveyor registered and licensed in the State of Florida ("Survey").

7.Lease.   Seller shall deliver to Buyer, within ten (10) business days of the Effective Date, a copy of all leases of the Property (“Lease” or “Leases”), including amendments, assignments or extensions thereto as well as any other documentation relative to said leases of the Property.

8.Conditions to Closing.  The parties acknowledge and agree that the Buyer’s obligations under this Agreement (i.e., Buyer’s obligations to close its purchase of the Property once the Due Diligence Period expires) are specifically contingent and conditioned upon the following:

(a)Assignment of Port Lease.  Seller assigning to Buyer at Closing all of Seller’s right, title and interest in and to the Lease Agreement between the Canaveral Port Authority, as lessor, and the Sea Ray Division of Brunswick Corporation, as lessee, dated April 1, 1998, as assigned to Seller by the Sea Ray Division of Brunswick Corporation under the Assignment and Assumption of Lease Agreement dated February 22, 2012 (collectively the “Port Lease”), to enable Buyer to utilize the boat harbor on the northern side of the Property that is owned by the Canaveral Port Authority (the “Port Authority”).  The parties acknowledge and agree that the Port Lease may

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not be assigned without the consent of the Port Authority, and Seller shall be solely responsible for obtaining the consent of the Port Authority for assignment of the Port Lease to Buyer at Closing.  Seller agrees to exercise commercially reasonable efforts to obtain the consent of the Port Authority, and Buyer agrees to work together with Seller in good faith and exercise commercially reasonable efforts to assist Seller in obtaining the consent of Port Authority for assignment of the Port Lease to Buyer at Closing.

(b)Modification and Assignment of Title V Air Quality Permit.  Seller modifying its current Title V air quality permit to allow up to one hundred and fifty (150) tons per year to be emitted from the boat manufacturing operations on the Property (the “Modified Permit”), and Seller assigning the Modified Permit to Buyer at Closing.  Seller shall be solely responsible for obtaining the Modified Permit, and Seller agrees to exercise commercially reasonable efforts to obtain the Modified Permit from the permitting authority(ies).  Buyer agrees to work together with Seller in good faith and exercise commercially reasonable efforts to assist Seller in obtaining the Modified Permit from the permitting authority(ies) prior to Closing.

In the event that either of the foregoing conditions are not met or cannot be met on or before Closing Date, Buyer shall have the option of (i) waiving any such condition in writing and proceeding with Closing, or (ii) extending the Closing Date for a period of up to forty-five (45) days in order to give Seller additional time to satisfy the conditions. In the event that Buyer elects to extend the Closing Date and the conditions are subsequently satisfied during the forty-five (45) day extension period, Closing shall occur within ten (10) days following the satisfaction of the conditions. In the event that Buyer elects to extend the Closing Date and one or more of the foregoing conditions are not met or cannot be met on or before the expiration of such forty-five (45) day extension period, Buyer shall then have the option of (i) terminating this Agreement, or (ii) waiving any such condition in writing and proceeding with Closing.   If this Agreement is terminated pursuant to this paragraph, the Initial Deposit and the Additional Deposit shall be returned to Buyer, the Extension Deposit, if any, shall be paid to Seller, and the parties hereto shall be relieved of all liabilities and obligations under this Agreement except to the extent expressly provided in this Agreement to the contrary. In the event of the waiver of any such condition by Buyer in writing, this Agreement shall continue in full force and effect as to all other terms and conditions.

9.Closing.  Closing (“Closing”) shall be conducted by and held at the offices of Title Company by mail on or prior to the fourteenth (14th) day after the expiration of the Due Diligence Period (“Closing Date”).  At Closing, the Deposits and the Extension Deposit, if any, shall be credited against the Purchase Price.  Time shall be of the essence with respect to all matters herein.

10.Seller's Deliveries.  At Closing, Seller shall deliver, or cause to be delivered, to Buyer, in form and content reasonably acceptable to Seller and Buyer, the following documents, each fully executed and acknowledged as required:

(a)Warranty Deed.  A warranty deed conveying good and marketable fee simple title to the Property, free and clear of any and all liens, encumbrances, conditions, easements, rights of way, assessments and restrictions, subject only to the title exceptions approved or waived by Buyer in accordance with the provisions of Section 5 above (the “Permitted Exceptions”).

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(b)Affidavit.  An Affidavit with respect to construction liens and parties in possession, in form reasonably acceptable to Buyer, sufficient to permit the Title Company to delete the "construction lien," "rights or claims of parties in possession" (other than under the Leases) and "gap" exceptions from the title insurance policy, and stating that the Property is free and clear of all liens, encumbrances, licenses, contracts or claims of rights, which claims may serve as the basis of a lien or charge against the Property, whether due to services, material or labor supplied for the benefit of or delivered to the Property, except to the extent arising from Buyer's or Buyer's representative's acts or omissions or with respect to the Permitted Exceptions. The Affidavit will also certify that there are no unpaid bills or claims relating to the Property as of the day of Closing.

(c)FIRPTA Affidavit.  A FIRPTA non-foreign transfer certificate in accordance with Section 1445 of the Internal Revenue Code.

(d)Closing Statement.  A closing statement setting forth the Purchase Price, Deposits, the Extension Deposit, if any, all credits, adjustments and prorations between Buyer and Seller, the net cash to close due Seller and all closing costs and other expenses.

(e)Entity Documents.  A resolution or other appropriate documentation authorizing the transactions contemplated by this Agreement.

(f)Assignment of Leases.  An Assignment of all Leases between Seller and its tenants (“Tenant”) to which Buyer does not object under Section 5 above, and an Assignment of the Port Lease in substantially the same form as the Assignment and Assumption of Lease Agreement between Seller and the Sea Ray Division of Brunswick Corporation dated February 22, 2012.

(g)Estoppel.  An estoppel executed by Tenant indicating, among other items normally disclosed in an estoppel, that the Lease is in full force and effect, that Seller is not in default of the Lease and any security deposit and prepaid rents paid by Tenant to Seller.

(h)Title Insurance.  The marked-up title commitment showing satisfaction of Buyer’s objections.

(i)Title Company Documents.  Such other documents as may be reasonably requested by the Title Company for closing of the transaction contemplated by this Agreement and the issuance of the owner’s policy to Buyer.

11.Buyer's Deliveries.  At Closing, Buyer shall deliver, or cause to be delivered, to Seller, in form and content reasonably acceptable to Seller and Buyer, simultaneously with Seller's delivery of the documents required pursuant to the preceding section, the following, each fully executed and acknowledged as required:

(a)Purchase Price.  The Purchase Price, adjusted for the Deposits, the Extension Deposit, if any, and prorations and adjustments provided for in this Agreement.

(b)Closing Statement.  A closing statement between Seller and Buyer, reflecting the Purchase Price, the Deposits, the Extension Deposit, if any, prorations and

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adjustments set forth in this Agreement, and all closing costs and other expenses.

(c)Entity Documents.  A resolution or other appropriate documentation authorizing Buyer's consummation of the transactions contemplated by this Agreement and Buyer's execution and delivery of all documents in conjunction therewith.

(d)Assumption of Leases.  An assumption of Seller’s obligations under the Lease from and after Closing and indemnifying Seller with respect to same.

12.Closing and Recording Costs.  Seller shall pay the cost of documentary stamp taxes on the warranty deed, commission due Brokers (as hereinafter defined), title search fees, municipal lien search fees, cost of owner’s title insurance policy, settlement fees and any the cost of any tax certificates.  Buyer shall pay the cost to record the deed and escrow fee.  Each party shall pay its respective legal fees.  The security deposit, if any, under the Lease shall be transferred from Seller to Buyer at Closing.

13.Adjustments and Prorations.  The following are to be prorated and adjusted as of the Closing Date:

a.Taxes.  Any real estate taxes and personal property taxes that are Seller’s responsibility shall be prorated at Closing.   Buyer shall receive a credit against the Purchase Price for Seller’s share of such items and shall assume payment of such taxes and assessments for the year of Closing and subsequent years.  In the event the assessed valuation of the Property or the tax rates for the year of Closing are not known at the time of the Closing, the proration of taxes and assessments for the year of Closing shall be made on the basis of the most recent valuation and tax rates with an appropriate adjustment made between the parties when the actual valuation and tax rates are known.

b.It shall be the obligation of Buyer to determine, during the Due Diligence Period, whether there shall exist any certified, confirmed and ratified special assessment liens, or any special assessment for public or subdivision services benefiting the Property.  The same shall constitute Permitted Exceptions, provided that Seller shall be responsible for payment of the portion of any special assessment that covers the period of Seller’s ownership of the Property prior to closing.

c. Seller and Buyer will cooperate to transfer accounts, to the extent transferable, with the various utility services serving the Property in such a way as to avoid any interruption in service and to obtain accurate figures with respect to prorating the cost of same as of the Closing Date.

d.Any other expenses, rents, and revenues of the Property shall be prorated through the date of Closing.

e.All sums due for accounts payable which are Seller's responsibility and which are due and owing and were incurred by Seller or with respect to the Property for periods prior to the Closing Date will be paid by Seller. All accounts payable incurred or attributable to periods after the Closing Date will be paid by Buyer or reimbursed to Seller by Buyer.

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14.Possession.  At Closing, Buyer shall be granted full, complete and exclusive possession of the Property, subject to any tenant interests under any Lease pursuant to Section 7.

15.Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

(a)Seller is a limited liability company duly organized, validly existing and in good standing in the State of Florida.

(b)Seller is authorized to execute this Agreement and bind Seller to the terms hereof without the consent or joinder of any other person or entity or any such consent or joinder has been obtained.

(c)Seller is solvent and is able to pay its debts as they mature.  No proceeding in bankruptcy or for the appointment of any receiver for all or any portion of the Property, real or personal, has been filed by or against Seller in any federal or state court.

(d)There is no litigation pending or, to Seller's knowledge threatened, against Seller or the Property which would have any material, adverse effect on Seller's ability to perform its obligations under this Agreement.

(e)The execution of this Agreement and the consummation of the transaction contemplated herein does not and will not violate the terms of any agreement or court order which is binding upon Seller or the Property.

(f)Seller has not received notice from any governmental authority having jurisdiction over the Property that the Property does not presently comply with any applicable federal, state, county and municipal laws, ordinances, rules and regulations.

(g)Neither Seller nor any of Seller’s direct or indirect members, partners or equity holders is, and none of such parties will be, a person or entity with whom Buyer is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) or Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

(h) Mattihas, the current tenant, and prior tenants, have been engaged in the manufacturing business and have maintained, or do maintain, “hazardous substances” on the Land.  These hazardous substances include, but are not necessarily limited to, vinylester, polyester, epoxy resins, primer and paint, solvents for multiple uses, and other similar and related material in conjunction with the boat construction business.

(i)The Lease(s) is/are in full force and effect, the Tenant(s) is/are not in  default of the Lease, and there exists no other documentation relative to the Lease(s) other than those documents provided by Seller to Buyer pursuant to Section 7 above.

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(j)There are no parties in possession of any portion of the Property as lessees (other than those described in Section 7), tenants at sufferance or trespassers.  Further, no person, firm, corporation, or other entity has any right or option to acquire the Property or any part thereof, whether or not superior to Buyer’s rights under this Agreement.

Each of the representations and warranties contained in this Section 15 shall be deemed made as of the date of this Agreement and again as of the Closing Date and shall survive Closing.

16.Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

(a)Buyer is a limited liability company, duly organized, validly existing and in good standing in the State of Delaware.

(b)Any entity that is or becomes a permitted assignee of Buyer shall be duly organized, validly existing and in good standing in the place of its formation.

(c)Buyer and the entities or persons signing this Agreement on its behalf are authorized to execute this Agreement and bind Buyer to the terms hereof without the consent or joinder of any other person or entity.

(d)Buyer is solvent and is able to pay its debts as they mature.  No proceeding in bankruptcy or for the appointment of any receiver for all or any portion of Buyer’s property, real or personal, has been filed by or against Buyer in any federal or state court.

(e)There is no litigation pending or, to the best of Buyer’s knowledge, threatened against Buyer which would have any material adverse effect on Buyer’s ability to perform its obligations under this Agreement.

(f)The execution of this Agreement and the consummation of the transaction contemplated hereby does not and shall not violate the terms of any agreement or court order which is binding upon Buyer.

(g)Neither Buyer nor any of Buyer's direct or indirect members, partners or equity holders is, and none of such parties will be, a person or entity with whom Seller is restricted from doing business under the USA Patriot Act or Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

17.Real Estate Broker.  Seller has agreed to pay Patrice Holley, Rocket City Real Estate, LLC as Agent and Broker (“Seller’s Broker”), three percent (3%) of the Purchase Price, which shall only be earned if the transaction contemplated hereby closes and shall be payable at the Closing.  Seller shall indemnify and hold the Buyer harmless against any and all liability, cost, damage and expense (including, but not limited to, reasonable attorneys' fees) which Buyer shall incur because of any claim by any other broker or agent claiming to have dealt with Seller, whether or not meritorious, for any commission or other compensation with respect to this Agreement or to the purchase and sale of the Property in accordance with this Agreement.

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Buyer hereby warrants to the Seller that Buyer has not dealt with any broker or agent with respect to the purchase and sale of the Property as contemplated by this Agreement other than Seller’s Broker. Buyer shall indemnify and hold the Seller harmless against any and all liability, cost, damage and expense (including, but not limited to, reasonable attorneys' fees) which Seller shall incur because of any claim by any other broker or agent claiming to have dealt with Buyer, whether or not meritorious, for any commission or other compensation with respect to this Agreement or to the purchase and sale of the Property in accordance with this Agreement.

18.Condemnation.  In the event that, prior to Closing, any part of the Property shall be acquired, taken or condemned for any public or quasi‑public use or purpose resulting in an adverse impact upon the Property, then provided Buyer is not in default under this Agreement, Buyer shall have the option to either (i) terminate this Agreement and receive a refund of the Deposits, or (ii) proceed, subject to all other terms, covenants and conditions of this Agreement, to the Closing of the transaction contemplated hereby without a reduction of the Purchase Price and receive an assignment at Closing of Seller's interest in any and all damages, awards or other compensation arising from or attributable to such acquisition or condemnation proceedings.

19.Casualty.  If any part of the Property is damaged or destroyed by fire or other casualty after the Effective Date, Seller must restore the Property to its previous condition as soon as reasonably possible and not later than ninety (90) days from Effective Date.  If, without fault, Seller is unable to do so, Buyer may (i) terminate this Agreement and the Deposits will be refunded to Buyer, or (ii) accept at Closing the Property in its damaged condition, an assignment of any insurance proceeds Seller is entitled to receive along with the insurer’s consent to the assignment and a credit to the Purchase Price in the amount of any unpaid deductible under insurance policy for the loss.

20.Default by Buyer.  In the event of a default by Buyer, and if such default is not remedied within ten  (10) business days after written notice to Buyer, then Seller shall have the right, upon written notice to Buyer, to terminate this Agreement, and to receive and recover the Initial Deposit, the Additional Deposit and the Extension Deposit, if any, as liquidated and mutually agreed upon damages; and thereafter, the parties shall be relieved from all further obligations hereunder other than Buyer's indemnification obligations under this Agreement and obligations under any provision of this Agreement which, by its terms, is to survive the termination of this Agreement, and Seller shall have no claim against Buyer for specific performance.  The remedy provided for herein shall be Seller's exclusive remedy in the event of a default by Buyer.

21.Default by Seller.  In the event of a default by Seller, and if such default is not remedied within ten (10) business days after written notice to Seller, then at the option of Buyer, and as Buyer's sole and exclusive remedies: (a) Buyer shall have the right, upon written notice to Seller, to terminate this Agreement whereupon the Initial Deposit, the Additional Deposit and the Extension Deposit, if any, shall be returned to Buyer and thereafter the parties shall be relieved from all further obligations, under this Agreement other than Buyer's indemnification obligations and obligations under any provision of this Agreement which, by its terms, is to survive the termination of this Agreement; or (b) Buyer shall have the right to proceed against Seller in an action for specific performance to force closing.  No other action may be taken to recover costs or damages, provided that Buyer shall be entitled to recover its attorney’s fees and other costs as provided in Section 31 below in the event that Buyer is the prevailing party in an action for specific

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performance against Seller.

22.Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes any and all other written or oral agreements, representations, documents, memoranda, and understandings between the parties relating to such subject matter.

23.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, personal representatives, successors and permitted assigns.

24.Survival of Provisions.  All representations, warranties and agreements contained herein shall not, except where survival beyond Closing is specifically provided for in this Agreement, survive the Closing contemplated by this Agreement.

25.Waiver; Modification.  The failure by the Buyer or Seller to insist upon or enforce any of their rights shall not constitute a waiver thereof, and except to the extent conditions are waived by the express terms of this Agreement, nothing shall constitute a waiver of the Buyer's right to insist upon strict compliance with the terms of this Agreement.  Either party may waive the benefit of any provision or condition for its benefit which is contained in this Agreement.  No oral modification of this Agreement shall be binding upon the parties and any modification must be in writing and signed by the parties.

26.Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Florida.

27.Jurisdiction and Venue.  Each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be in the state courts of Brevard County, Florida or the United States District for the Middle District of Florida, Orlando Division; (b) consents to the jurisdiction of such courts in any such suit, action or proceeding; and (c) waives any objection which it may have to the laying of venue in those courts of any such suit, action or proceeding in any of such courts.

28.Headings.  The section headings as set forth in this Agreement are for convenience or reference only and shall not be deemed to vary the content of this Agreement or limit or enlarge the provisions or scope of any section herein.

29.Notices.  All notices, requests and consents hereunder to any party, shall be deemed to be sufficient if in writing and (i) delivered in person, (ii) delivered via facsimile or electronic mail with delivery confirmation received, and with the original or a copy of such notice being sent the same day by any other method provided in this Section 29 (e.g., sent via electronic mail and overnight delivery service on the same day), (iii) duly sent by first class, registered or certified mail return receipt requested and postage prepaid, or (iv) duly sent by overnight delivery service, addressed to such party at the address set forth below (or at such other addresses as shall be specified by like notice):

If to Seller:VECTORWORKS MERRITT ISLAND, LLC

Attention:  Jeff Gray

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801 Marina Road

Titusville, Florida 32796

Email: jgray@vectorworks.com

If to Buyer:MASTERCRAFT BOAT COMPANY, LLC

Attention: George Steinbarger

100 Cherokee Cove Drive

Vonore, Tennessee 37885

Tel.: (423) 884-2221

Fax: (423) 884-2295

Email: george.steinbarger@mastercraft.com

with a copy to:

EGERTON, MCAFEE, ARMISTEAD & DAVIS, PC

Attention: Norman G. Templeton, Esq.

900 S. Gay Street, Suite 1400

Knoxville, Tennessee 37902

Tel.: (865) 546-0500

Fax: (865) 525-5293

Email: ntempleton@emlaw.com

If to Title Company:CANTWELL & GOLDMAN, P.A.

Attention:  Mitch Goldman, Esq.

96 Willard Street, #302

Cocoa, Florida 32922

Tel.: (866) 583-9950

Fax: (321) 639-9950

Email: mitch@cfglawoffice.com

All such notices and communications shall be deemed to have been given when transmitted in accordance herewith to the foregoing persons at the addresses set forth above; provided, however, that the time period in which a response to any such notice must be given shall commence on the date of receipt thereof; provided, further, that rejection or other refusal to accept or inability to deliver because of changed address for which no notice has been received shall also constitute receipt.  The respective attorneys for Seller and Buyer are authorized to send notices and demands hereunder on behalf of their respective clients.  If more than one method of delivery is utilized by the sender, such as delivery of the notice by both electronic mail and overnight delivery service, the notice shall be deemed effective when first delivered.

30.Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns.  Buyer may assign this Agreement to another party without the consent of Seller.  Each of Buyer and Seller shall have the right to assign this Agreement to a qualified intermediary in connection with effecting a tax-deferred exchange under Internal Revenue Code Section 1031, as amended, and in the event either party so elects, the other party shall cooperate in this regard.

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31.Attorneys' Fees.  In connection with any litigation arising out of this Agreement, the prevailing party, whether Buyer or Seller, shall be entitled to recover from the other party all costs incurred, including reasonable attorneys' fees and paralegal charges for services rendered in connection with such litigation, whether incurred before, during or after trial, on appeal, or in conjunction with post-judgment, administrative or bankruptcy proceedings.  The provisions of this section shall survive the Closing and any termination of this Agreement.

32.Time of the Essence.  Time is of the essence with respect to each provision of this Agreement which requires that action be taken by either party within a stated time period, or upon a specified date.  Provided however, if the date for performance is on a Saturday, Sunday or Federal holiday, the date for performance shall be extended to the next business day.  The provisions of this section shall survive the Closing and any termination of this Agreement.

33.Construction.  Each party hereto hereby acknowledges that all parties hereto participated equally in the drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than the other.

34.Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures may be transmitted by e-mail (PDF) or facsimile and have the same effect as originals.

35.Waiver of Jury Trial.  Each party hereby waives any right to a jury trial in connection with any dispute between the parties arising out of or concerning this Agreement or any course of conduct related hereto.

36.Agreement Not Recordable.  Neither this Agreement, nor any notice of it, shall be recorded in the Public Records of the county in which the Property is located.

37.No Third-Party Rights.   Nothing expressed or referred to in this Agreement will be construed to give any third party any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

38.Acceptance of Property in As Is Condition.  BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, AS TO ANY ASPECT OF THE PROPERTY WHATSOEVER, EXCEPT FOR: (I) THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN SECTION 15 OF THIS AGREEMENT; AND (II) THE WARRANTY OF TITLE IN THE DEED THAT WILL BE DELIVERED TO BUYER AT CLOSING.  NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF THE BUYER ACKNOWLEDGES THAT NO PERSON HAS MADE (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT), ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR

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PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT) AND AGREES (IF BUYER ELECTS TO PROCEED TO CLOSING) TO ACCEPT THE PROPERTY AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION.  SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS, WHERE IS" CONDITION AND BASIS WITH ALL FAULTS.  THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.  “PROPERTY” INCLUDES BOTH THE REAL PROPERTY AND PERSONAL PROPERTY TO BE CONVEYED TO BUYER.

[Signatures on Following Page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year last below written.

BUYER:

MASTERCRAFT BOAT COMPANY, LLC, a Delaware limited liability company

By:/s/ Frederick A. Brightbill

Fred Brightbill, Chairman & CEO

SELLER:

VECTORWORKS MERRITT ISLAND, LLC, a Florida limited liability company

By:/s/ Jeffrey W. Gray

Name:Jeffrey W. Gray

Its:President

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BROKER

The undersigned each acknowledge and agree to accept payment of the commission as set forth in Section 17 of this Agreement in full satisfaction of all amounts payable to the undersigned in connection with the transaction contemplated by this Agreement.

Rocket City Real Estate, LLC

By:/s/ Holly Carver                                                       Name:Holly Carver

Its:Broker

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EXHIBIT "A"

LEGAL DESCRIPTION OF THE LAND

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EXHIBIT "B"

PROPERTY INFORMATION

1.	Copy of most recent survey of the Property.

2.	Copies of all current leases, including any modifications, supplements, or amendments.

3.	A current inventory of all personal property to be conveyed under this contract and copies of any leases for such personal property.

4.	Copies of all previous environmental assessments, geotechnical reports, studies, or analyses made on or relating to the Property.

5.	Real and personal property tax statements for the Property for the previous two (2) calendar years.

6.	Copies of any appraisals conducted for the Property.

7.	Copies of any inspection reports related to the Property.

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